Exhibit 99.1

News Release

Ameriprise Financial Reports Fourth Quarter
 and Full Year 2006 Results

Net income per diluted share $0.69 for the quarter, including $0.33 of non-recurring separation costs

Adjusted earnings per diluted share for the quarter $1.02

MINNEAPOLIS – January 25, 2007 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $171 million for the quarter ended December 31, 2006, an increase of 54 percent from net income of $111 million for the year-ago quarter. Adjusted earnings (1) increased 30 percent to $251 million in the fourth quarter of 2006 compared to the fourth quarter of 2005. Adjusted earnings for the quarters exclude after-tax non-recurring separation costs.

Net income per diluted share for the fourth quarter of 2006 was $0.69, an increase of 57 percent from the prior year period. Adjusted earnings per diluted share for the fourth quarter of 2006 were $1.02, an increase of 32 percent from the year-ago period. The weighted average diluted share count for the fourth quarter of 2006 was 246.3 million, down from 250.3 million for the fourth quarter of 2005.

Revenues grew 16 percent to $2.2 billion in the fourth quarter of 2006. Growth reflected fundamental improvement in asset-based fees, distribution fees and premiums as a result of increasing advisor productivity and market appreciation. Growth was partially offset by continued declines in net investment income, primarily as a result of declining balances in annuity fixed accounts and certificates.

Return on equity for the year ended December 31, 2006 was 8.3 percent. Adjusted return on equity increased to 11.8 percent compared to 10.2 percent for 2005. During the quarter, the Company repurchased 921,000 shares of its common stock for approximately $48 million.

For the full year, income before discontinued operations grew 13 percent to $631 million, and adjusted earnings grew 25 percent to $866 million compared to 2005. Income before discontinued operations per diluted share for 2006 was $2.54, an increase of 12 percent from the prior year. Adjusted earnings per diluted share for 2006 were $3.48, an increase of 24 percent from a year ago. Revenues grew 9 percent, or $656 million. Adjusted revenues grew 11 percent, or $794 million, to $8.1 billion.

“This was a strong quarter for Ameriprise Financial, and it was a fitting conclusion to a highly successful first year as a public company,” said Jim Cracchiolo, chairman and chief executive officer.

(1)

Adjusted earnings exclude discontinued operations and AMEX Assurance from the full year 2005 period and non-recurring separation costs from both periods. See definitions and reconciliations throughout the release.

“We are generating positive momentum in our business metrics as we continue to establish Ameriprise Financial as a financial services leader. Growth in owned, managed and administered assets, mass affluent and affluent clients, financial plans and cash sales all accelerated in the fourth quarter. We increased our branded advisor count and substantially increased productivity. As a result, we’ve seen solid financial performance in our fourth quarter and full year results as revenue and earnings growth met or exceeded our target ranges and adjusted return on equity increased to within 20 basis points of our near-term goal.

“In addition, we’re on track to complete all activities required to fully separate from American Express later this year, with the majority of the work already behind us.”

Fourth Quarter 2006 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of the Company’s ongoing operations. The adjusted financial measures exclude discontinued operations and AMEX Assurance from the full year 2005 period and non-recurring separation costs from all periods. This presentation is consistent with the non-GAAP financial information presented in the Company’s Annual Report on Form 10-K for year-end 2005, filed March 8, 2006 with the Securities and Exchange Commission.

Ameriprise Financial, Inc.
Fourth Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2006	2005	Change	2006	2005	Change
Net income	$171	$111	54%	$0.69	$0.44	57%
Add: Separation costs, after-tax	80	82	(2)	0.33	0.33	—

Adjusted earnings, after-tax	$251	$193	30%	$1.02	$0.77	32%

Included in consolidated net income and adjusted earnings for the fourth quarter of 2006 were $27 million in pretax realized net investment gains primarily related to recoveries on WorldCom securities. This compared to $5 million in pretax net investment gains in the fourth quarter of 2005.

Fourth Quarter 2006 Consolidated Operating Highlights

•                  Mass affluent and affluent client groups increased 10 percent from the year-ago period.

•                  Advice sales were up 11 percent from the year-ago period. Overall, client financial plan penetration ended the quarter at 45 percent compared to 44 percent in the prior year period, with planning penetration of newly acquired mass affluent and affluent clients substantially higher.

•                  Strong advisor productivity increases drove 27 percent growth in total Gross Dealer Concession (GDC) from the year-ago period, primarily driven by strong equity markets, continued strength in wrap account net inflows and strong growth in sales of direct investments.

•                  During the quarter, the number of branded advisors increased by 195 to 10,829, up 2 percent year-over-year, with total advisors up 1 percent year-over-year to 12,592.  Franchisee advisor retention remained strong at 93 percent.

•                  Owned, managed and administered assets were $466 billion at December 31, 2006 with year-over-year growth of 9 percent, primarily as a result of strong equity markets. This also reflected the sale of the defined contribution recordkeeping business in the second quarter of 2006, which resulted in the transfer of $17 billion in administered assets and lowered year-over-year reported growth by 4 percentage points.

•                  Strong net inflows in wrap accounts and variable annuities continued with $1.6 billion in wrap net inflows and $1.5 billion in annuity variable account net inflows.

•                  RiverSource Investments and Threadneedle Investments delivered consistent, competitive investment performance across equity, fixed income and alternative portfolios.

•                  RiverSourceSM mutual fund net outflows of $1.5 billion included $0.7 billion of the previously disclosed $0.8 billion outflow related to American Express repositioning its 401(k) offerings. Excluding this single event, net flows continued to improve primarily due to 35 percent growth in sales and lower redemptions in the branded advisor channel.

•                  Annuity fixed account net outflows of $1.1 billion reflected the current interest rate environment and the Company’s strategy to focus on products that offer a more attractive return on capital.

•                  Life insurance in-force increased 9 percent year-over-year to $174 billion.

•                  On December 31, 2006, the Company consolidated its five life insurance entities into two and renamed them RiverSource Life Insurance Company and RiverSource Life Insurance Co. of New York.

•                  The Company exceeded its full-year reengineering target and applied a majority of the savings to investments for longer-term growth.

•                  Separation remains well executed, on budget and on track for completion by September 30, 2007. The Company expects to incur non-recurring separation costs through the end of the year.

Ameriprise Financial, Inc.
Consolidated Income Statements

	Quarter Ended December 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$814	$651	25%
Distribution fees	374	277	35
Net investment income	566	574	(1)
Premiums	239	228	5
Other revenues	168	139	21
Total revenues	2,161	1,869	16

Expenses
Compensation and benefits:
Field	478	374	28
Non-field	374	281	33
Total compensation and benefits	852	655	30
Interest credited to account values	316	334	(5)
Benefits, claims, losses and settlement expenses	245	234	5
Amortization of deferred acquisition costs	104	112	(7)
Interest and debt expense	33	21	57
Other expenses	285	261	9
Total expenses before separation costs	1,835	1,617	13
Income before income tax provision and separation costs (1)	326	252	29
Income tax provision before tax benefit attributable to separation costs (1)	75	59	27
Income before separation costs (1)	251	193	30

Separation costs, after-tax (1)	80	82	(2)

Net income	$171	$111	54%

Weighted average common shares outstanding:
Basic	243.3	249.9
Diluted	246.3	250.3

(1)	For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Fourth Quarter 2006 Consolidated Results

Net income grew 54 percent to $171 million. Adjusted earnings grew 30 percent to $251 million, with adjusted pretax income up 29 percent compared to the year-ago quarter.

Results were positively impacted by the Company’s efforts to gather assets and grow revenues from higher-returning, less capital-intensive products, reflected in strong net inflows in wrap accounts and variable annuities. Market appreciation also favorably impacted results.

These positives were partially offset by the impact of lower spread income in the fixed annuity and certificate businesses in the Asset Accumulation and Income (AA&I) segment, higher expenses related to legal and regulatory items in the AA&I segment, and increased interest expense from establishing an independent capital structure, reflected in the Corporate and Other segment.

Revenues

Consolidated revenues rose 16 percent to $2.2 billion. Growth reflected strong sales of direct investments, continued strong net inflows in wrap accounts and variable annuities, as well as market appreciation. These positives were partially offset by lower net investment income due to declining annuity fixed account and certificate balances.

Management, financial advice and service fees grew 25 percent, or $163 million, to $814 million. Underlying year-over-year growth was driven by 32 percent growth in wrap assets and 31 percent growth in annuity variable account assets. In the quarter, the Company recognized $46 million in Threadneedle hedge fund performance fees for the full year’s performance, which compared to a $12 million reduction in revenue as a result of hedge fund performance in the fourth quarter of 2005. These increases were partially offset by $15 million in lower fee revenue due to the sale of the defined contribution recordkeeping business.

Distribution fees grew 35 percent, or $97 million, to $374 million. Underlying business activity was strong, with total cash sales up 22 percent. In the quarter, sales of direct investments far exceeded historical trends due to client reinvestment of proceeds from certain real estate investment trust liquidations.

Net investment income declined 1 percent, or $8 million, to $566 million. Overall, this reflected the ongoing trend of declining assets in the fixed annuity and certificate businesses. Results were positively impacted by realized net investment gains of $27 million, primarily related to recoveries on WorldCom securities, compared to $5 million in net investment gains in the prior year period. These increases were partially offset by a $9 million loss in net investment income from the consolidation, in accordance with EITF 04-5, of certain limited partnerships holding client assets we manage.

Premiums grew 5 percent, or $11 million, to $239 million, primarily driven by a 9 percent increase in policy counts in Auto and Home.

Other revenues grew 21 percent, or $29 million, to $168 million, primarily due to the consolidation of certain limited partnerships holding client assets we manage, in accordance with EITF 04-5, and growth in variable annuity rider fees.

Expenses

Compensation and benefits – Field increased 28 percent, or $104 million, to $478 million. This increase was primarily the result of overall business growth as reflected by the 27 percent growth in GDC.

Compensation and benefits – Non-field increased 33 percent, or $93 million, to $374 million. This reflected a $42 million increase specifically related to Threadneedle hedge fund performance compensation for the full year, as well as higher costs related to corporate and other investment management incentives in recognition of strong performance.

Interest credited to account values decreased 5 percent, or $18 million, to $316 million, reflecting continued declines in annuity fixed account and certificate balances, partially offset by increased crediting rates on certificates. Stock market appreciation also increased the crediting rates for stock market certificates and equity indexed annuities. These equity market-driven expense increases are hedged, resulting in correlated increases in net investment income.

Benefits, claims, losses and settlement expenses increased 5 percent, or $11 million, to $245 million, primarily reflecting higher life and health insurance benefits. In the fourth quarter of 2006, volume-driven increases in Auto and Home benefits were offset by a net release of $9 million in reserves, primarily reflecting continued improvement in the 2004 and 2005 accident year results.

Amortization of deferred acquisition cost (DAC) expenses decreased 7 percent, or $8 million, to $104 million. Volume-driven increases in variable annuity DAC amortization were more than offset by the favorable impact of equity market appreciation.

Interest and debt expense increased 57 percent, or $12 million, to $33 million, reflecting costs associated with the Company establishing its long-term independent corporate capital structure. The Company replaced short-term debt with fixed rate, medium-term debt in the fourth quarter of 2005 and issued junior subordinated notes (hybrid securities) in the second quarter of 2006.

Other expenses increased 9 percent, or $24 million, to $285 million, reflecting $31 million in expenses related to legal and regulatory items in the current quarter, partially offset by corporate cost containment initiatives.

Taxes

The effective tax rate on net income was 15.5 percent for the quarter, as compared to 12.0 percent in the prior year period. The effective tax rate on adjusted earnings was 23.0 percent, down slightly from 23.4 percent from the fourth quarter of 2005. Included in net income and adjusted earnings for the fourth quarter of 2006 was a $16 million tax benefit primarily due to a change in the effective state income tax rate applied to deferred tax assets as a result of the Company’s separation from American Express.

Balance Sheet and Capital

During the fourth quarter of 2006, the Company repurchased 921,000 shares for approximately $48 million. The quarter-end basic share count was 242.8 million and the ending diluted share count was 246.2 million. The average diluted share count for the quarter was 246.3 million.

Shareholders’ equity as of December 31, 2006 was $7.9 billion, an increase of $238 million compared to December 31, 2005, as retained earnings were offset by $470 million in share repurchases and a $58 million decline in accumulated other comprehensive income primarily related to the impact of rising interest rates on the Company’s fixed income investment portfolio. Book value per outstanding share was $32.83 as of December 31, 2006.

The Company remains committed to maintaining the safety and soundness of its balance sheet, continuing to maintain substantial liquidity and a high quality investment portfolio, and continuing to actively manage and mitigate risk exposures.

•                  Cash and cash equivalents were more than $2.7 billion.

•                  The quality of the Available-for-Sale fixed income investment portfolio, representing approximately 30 percent of balance sheet assets, remained high, with 7 percent below investment grade.

•                  Unrealized net investment losses in the Available-for-Sale investment portfolio were $0.3 billion at quarter end.

•                  The Company continued to purchase long-dated customized put options designed to closely match the product features sold to customers as variable annuity Guaranteed Minimum Withdrawal Benefit riders, hedging equity market, interest rate and volatility risk.

•                  The debt to capital ratio as of December 31, 2006 was 21.9 percent. The debt to capital ratio excluding non-recourse debt and with 75 percent equity credit for the hybrid securities was 16.4 percent. For the fourth quarter of 2006 the ratio of earnings to fixed charges was 6.0 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was 6.5 times.

Ameriprise Financial, Inc.

Full Year Summary

			%		Per Diluted Share		%
(in millions, unaudited)	2006	2005	Change		2006	2005	Change
Net income	$631	$574	10%		$2.54	$2.32	9%
Less: Income from discontinued operations	—	16		#	—	0.06		#
Income before discontinued operations	631	558	13		2.54	2.26	12
Less: Income attributable to AMEX Assurance, after-tax	—	56		#	—	0.23		#
Add: Separation costs, after-tax	235	191	23		0.94	0.77	22

Adjusted earnings, after-tax	$866	$693	25%		$3.48	$2.80	24%

# Variance of 100% or greater.

Full Year 2006 Consolidated Results

For all of 2006, income before discontinued operations grew 13 percent to $631 million. Adjusted earnings grew 25 percent to $866 million compared to 2005.

Income before discontinued operations per share was $2.54, up 12 percent from $2.26 for the prior year. Adjusted earnings per share were $3.48, up 24 percent from $2.80 for the prior year. Weighted average diluted shares for full year 2006 were 248.5 million compared to 247.2 million in 2005.

Revenues grew 9 percent, or $656 million. Adjusted revenues grew 11 percent, or $794 million, to $8.1 billion. Growth was primarily driven by a 15 percent, or $390 million, increase in management, financial advice and service fees, a $150 million increase in distribution fees and a $202 million increase in other revenues, primarily due to the consolidation of certain limited partnerships, in accordance with EITF 04-5, holding client assets we manage and proceeds from the sale of the defined contribution recordkeeping business.

Expenses increased 8 percent, or $536 million. Adjusted expenses increased 9 percent, or $592 million, to $7.0 billion. This increase was primarily due to a 19 percent, or $500 million, increase in field and non-field compensation and benefits due to increased business activity, higher performance incentives and costs related to operating as an independent company.

Asset Accumulation and Income Segment
Income Statements

	Quarter Ended December 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$749	$592	27%
Distribution fees	344	249	38
Net investment income	454	486	(7)
Other revenues	43	16	#
Total revenues	1,590	1,343	18
Expenses
Compensation and benefits – field	425	316	34
Interest credited to account values	279	297	(6)
Benefits, claims, losses and settlement expenses	22	21	5
Amortization of deferred acquisition costs	63	73	(14)
Interest and debt expense	3	—	—
Other expenses	549	449	22
Total expenses	1,341	1,156	16
Pretax segment income	$249	$187	33%

# Variance of 100% or greater.

Asset Accumulation and Income Segment – Fourth Quarter 2006 Results

Pretax segment income increased 33 percent, or $62 million, to $249 million for the fourth quarter. Strong underlying growth was driven primarily by fee-based businesses.

Total revenues increased 18 percent, or $247 million, to $1.6 billion, reflecting strong broker-dealer activity including client reinvestment of proceeds from certain real estate investment trust liquidations and continued growth in asset management fee-based and performance-based revenues, both positively impacted by market appreciation. In the quarter, the Company recognized $46 million in Threadneedle hedge fund performance fees for the full year, which compared to a $12 million reduction in revenue as a result of hedge fund performance in the fourth quarter of 2005. These increases were partially offset by a $9 million loss in net investment income from the consolidation of certain limited partnerships holding client assets we manage, in accordance with EITF 04-5, and $15 million in lower fees due to the sale of the defined contribution recordkeeping business.

Total expenses increased 16 percent, or $185 million, to $1.3 billion, primarily due to a $109 million increase in field compensation related to business growth and a $100 million increase in other expenses. This increase in other expenses reflected higher costs related to incentives in recognition of strong management performance, including $33 million specifically related to Threadneedle hedge fund investment performance for the full year, compared to a $9 million reduction in expense in the fourth quarter of 2005, and $30 million in higher expenses related to legal and regulatory items.

Segment Highlights

•      Total managed assets of $300 billion were up 14 percent from the prior year period.

•      Fourth quarter investment performance at RiverSource Investments and Threadneedle Investments remained strong, which contributed to improved three-year track records compared to year end 2005.

•      Wrap product net inflows of $1.6 billion in the quarter and market appreciation resulted in total wrap ending assets of $76.4 billion, up 32 percent from the prior year period.

•      Total RiverSource mutual fund outflows of $1.5 billion compared to $2.2 billion in the prior year period and $0.7 billion in the third quarter of 2006. Fourth quarter net outflows included previously disclosed outflows related to American Express repositioning its 401(k) offerings. Management believes the year-over-year sales growth of 35 percent reflects client and advisor recognition of RiverSource investment performance and strong client and advisor adoption of goal-based products.

•      Growth in total managed institutional assets of 13 percent to $143 billion reflected year-to-date net outflows of lower margin Zurich assets, offset by the positive impacts of foreign currency translation and market appreciation.

•      Cash sales through third party distributors increased 61 percent compared to the prior year period, reflecting strong variable annuity sales. The Company continues to sign agreements to offer RiverSource Funds outside Ameriprise Financial and is building its third party mutual fund wholesaling capabilities.

•      RiverSource annuity variable account net inflows of $1.5 billion in the quarter and market appreciation resulted in $43.5 billion in total ending balances, up 31 percent from the prior year period.

•      RiverSource annuity fixed account net outflows of $1.1 billion in the quarter combined with the full year net outflow resulted in $23.1 billion in ending balances, down 11 percent from the prior year period. The tax equivalent spread, which excludes the impact of realized gains / (losses), declined to 2.00 percent from 2.06 percent in the prior year period.

•      Certificate net flows were relatively flat in the quarter, resulting in $4.7 billion in ending balances, down 16 percent from the prior year period. The tax equivalent spread declined to 0.75 percent from 1.49 percent in the prior year period, primarily due to higher interest crediting rates. The full year spread of 1.12 percent is down substantially from 1.68 percent for 2005.

Protection Segment
Income Statements

	Quarter Ended December 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$22	$18	22%
Distribution fees	29	25	16
Net investment income	92	81	14
Premiums	246	234	5
Other revenues	113	113	—
Total revenues	502	471	7
Expenses
Compensation and benefits – field	21	23	(9)
Interest credited to account values	37	37	—
Benefits, claims, losses and settlement expenses	223	213	5
Amortization of deferred acquisition costs	41	39	5
Other expenses	74	81	(9)
Total expenses	396	393	1
Pretax segment income	$106	$78	36%

Protection Segment – Fourth Quarter 2006 Results

Pretax segment income increased 36 percent, or $28 million, to $106 million for the fourth quarter of 2006.

Revenues grew 7 percent, or $31 million, to $502 million. This increase included $11 million in higher Auto and Home premiums; an $11 million increase in net investment income, primarily from increased realized net investment gains; and a $9 million increase from management fees and other revenue related to variable universal life / universal life (VUL/UL) products.

Expenses increased 1 percent, or $3 million, to $396 million. This included a $10 million increase in benefits, claims, losses and settlement expenses, primarily due to increased life and health related benefits. In the fourth quarter of 2006, volume-driven increases in Auto and Home benefits were offset by a net release of $9 million in reserves, primarily reflecting continued improvement in 2004 and 2005 accident year results.

Segment Highlights

•      Life insurance in-force increased 9 percent to $174 billion.

•      VUL/UL policyholder account balances grew 14 percent to $8.3 billion, reflecting market appreciation and the Company’s continuing leadership position in VUL.

•      Auto and Home premiums grew 8 percent to $147 million.

Corporate and Other and Eliminations Segment
Income Statements

	Quarter Ended December 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$43	$41	5%
Distribution fees	1	3	(67)
Net investment income	20	7	#
Premiums	(7)	(6)	(17)
Other revenues	12	10	20
Total revenues	69	55	25
Expenses
Compensation and benefits – field	32	35	(9)
Interest and debt expense	30	21	43
Other expenses	36	12	#
Total expenses before separation costs	98	68	44
Pretax segment loss before separation costs	(29)	(13)	#
Separation costs, pretax	123	125	(2)
Pretax segment loss	$(152)	$(138)	(10)%

# Variance of 100% or greater.

Corporate and Other and Eliminations Segment – Fourth Quarter 2006 Results

This segment primarily reflects financial planning fees and associated compensation, unallocated corporate expenses and interest expense on securities considered part of the corporate capital structure.

The pretax segment loss was $152 million for the fourth quarter of 2006, compared to a pretax loss of $138 million in the year-ago quarter. Excluding non-recurring separation costs, the segment incurred an operating loss of $29 million in the quarter compared to a loss of $13 million in the prior year period.

A $13 million improvement in net investment income reflected higher investment asset balances due to the issuance of hybrid securities during the second quarter of 2006. This increase in revenues was primarily offset by higher interest and debt expense associated with establishing the Company’s long-term corporate capital structure and higher unallocated corporate expenses.

Management believes separation activities continue to be well-executed, on-budget and on track. Separation costs incurred in the quarter were $123 million, the largest component of which related to reestablishing the Company’s technology infrastructure. Since separation, the Company has incurred $654 million in non-recurring separation costs.

Definitions

Allocated Equity - The internal allocation of consolidated shareholders’ equity, excluding accumulated other comprehensive income (loss), to the Company’s operating segments for purposes of measuring segment return on allocated equity. Allocated equity does not represent insurance company risk-based capital or other regulatory capital requirements applicable to the Company and certain of its subsidiaries.

AMEX Assurance Company - A legal entity owned by IDS Property Casualty Insurance Company that offers travel and other card insurance to American Express Company (American Express) customers. This business had historically been reported in the Travel Related Services segment of American Express. Under the separation agreement with American Express, 100 percent of this business was ceded to an American Express subsidiary in return for an arm’s length ceding fee. Ameriprise Financial expects to sell the legal entity of AMEX Assurance to American Express on or before September 30, 2007 for a fixed price equal to the net book value of AMEX Assurance.

Asset Management Net Flows - A calculation of sales less redemptions plus other. Other includes reinvested dividends.

Client Group - In general, a client group consists of accounts for an individual, spouse or domestic partner and any accounts owned for, by or with the individual’s unmarried children under the age of 21.

Clients With a Financial Plan Percentage - The period-end number of current clients who have received a financial plan or have entered into an agreement to receive and have paid for a financial plan, divided by the number of active retail client groups, serviced by branded employees, franchise advisors and the Company’s customer service organization.

Contribution Margin - Total revenues less compensation and benefits - field, interest credited to account values and benefits, claims, losses and settlement expenses as a percentage of total revenues.

Debt to Capital Ratio - A ratio comprised of total debt divided by total capital. This ratio is also presented excluding non-recourse debt of a collateralized debt obligation (CDO) consolidated in accordance with FIN 46(R) and non-recourse debt of property fund limited partnerships managed by Threadneedle consolidated in accordance with EITF 04-5. In addition, we provide debt to capital ratio information, excluding non-recourse debt that reflects an equity credit on our junior subordinated notes we issued on May 26, 2006. These junior subordinated notes receive at least a 75 percent equity credit by the majority of the rating agencies.

Deferred Acquisition Costs (DAC) - This represents the costs of acquiring new protection, annuity and certain mutual fund business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity, life, disability income and long term care insurance and, to a lesser extent, deferred marketing and promotion expenses on auto and home insurance and deferred distribution costs on certain mutual fund products. These costs are deferred to the extent they are recoverable from future profits.

Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5) - EITF 04-5 provides guidance on whether a partnership should be consolidated by one of its partners. The Company’s adoption of EITF 04-5, effective January 1, 2006, resulted in the consolidation of certain limited partnerships for which the Company is the general partner. As a result, the Company consolidates certain property fund limited partnerships managed by Threadneedle Investments and certain hedge funds managed by RiverSource Investments.

Gross Dealer Concession (GDC) - An internal measure based upon the weighted average production of advisor activity used to represent financial results attributable to advisor activity and to determine advisor compensation.

Life Insurance in-Force - The total amount of all life insurance death benefits currently insured by the Company.

Mass Affluent - Individuals with $100,000 to $1 million in investable assets.

Mass Affluent and Affluent Client Groups - Client groups with $100,000 or more in invested assets or comparable product values with the Company.

Non-Recurring Separation Costs - The Company has incurred significant non-recurring separation costs as a result of the separation from American Express. Separation costs generally consist of costs associated with separating and reestablishing the Company’s technology platforms, establishing the Ameriprise Financial brand and advisor and employee retention programs.

Ratio of Earnings to Fixed Charges - A ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, discontinued operations and accounting change plus interest and debt expense, the interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of a CDO consolidated in accordance with FIN 46(R) and the Threadneedle managed property fund limited partnerships consolidated in accordance with EITF 04-5.

Segments:

Asset Accumulation and Income Segment - This segment offers products and services, both the Company’s and other companies’, to help the Company’s retail clients address identified financial objectives related to asset accumulation and income management. Products and services in this segment are related to asset management, brokerage and banking, and include mutual funds, wrap accounts, variable and fixed annuities, brokerage accounts and investment certificates. This operating segment also serves institutional clients by providing investment management services in separately managed accounts, sub-advisory, and alternative investments. The Company earns revenues in this segment primarily through fees it receives based on managed assets and annuity separate account assets. These fees are impacted by both market movements and net asset flows. The Company also earns net investment income on owned assets, principally supporting the fixed annuity and certificate businesses and capital supporting the business, and distribution fees on sales of mutual funds and other products. This segment includes the results of SAFC, which through its operating subsidiary, Securities America, Inc. (“SAI”), operates its own separately branded distribution network.

Protection Segment - This segment offers a variety of protection products, both the Company’s and other companies’, including life, disability income, long term care and auto and home insurance to address the identified protection and risk management needs of the Company’s retail clients. The Company earns revenues in this operating segment primarily through premiums, fees and charges that the Company receives to assume insurance-related risk, fees the Company receives on assets supporting variable universal life separate account balances, and net investment income on owned assets supporting  insurance reserves and capital supporting the business.

Corporate and Other and Eliminations Segment - This segment consists of income derived from financial planning fees, investment income on corporate level assets including unallocated equity and unallocated corporate expenses. This segment also includes non-recurring costs associated with the Company’s separation from American Express.

Total Clients - The sum of all clients, individual, business and institutional, that receive investment management and/or other services, excluding those clients serviced by SAFC and Threadneedle.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. The Company’s financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. The Company specializes in meeting the retirement-related financial needs of the mass affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member NASD and SIPC. For more information, visit ameriprise.com.

Forward Looking Statements

This news release contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The Company has made various forward-looking statements in this news release. Examples of such forward-looking statements include:

•                  statements of plans, intentions, expectations, objectives or goals, including those relating to the establishment of the Company’s new brands, mass affluent client acquisition strategy, asset flows and competitive environment;

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  the impact of the separation from American Express;

•                  ability to establish the Company’s new brands;

•                  the Company’s capital structure as a stand-alone company, including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  changes in the interest rate and equity market environments;

•                  changes in the regulatory environment, including ongoing legal proceedings and regulatory actions;

•                  investment management performance;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  risks of default by issuers of investments the Company owns or by counterparties to derivative or reinsurance arrangements;

•                  experience deviations from assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products; and

•                  general economic and political factors, including consumer confidence in the economy.

Readers are cautioned that the foregoing list of factors is not exhaustive. There may also be other risks that the Company is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2006.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2006 Statistical Supplement available at ir.ameriprise.com.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Mary Baranowski	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
212.437.8624	612-678-5881
mary.baranowski@ampf.com	benjamin.j.pratt@ampf.com

Additional Tables

Full Year 2006:

•                  Consolidated Income Statements Reconciled to Adjusted

•                  Asset Accumulation and Income Segment – Income Statements

•                  Protection Segment – Income Statements Reconciled to Adjusted

•                  Corporate and Other and Eliminations – Income Statements

Reconciliation Tables:

•                  Selected Adjusted Consolidated Income Data to GAAP – Three Months Ended December 31, 2006

•                  Selected Adjusted Consolidated Income Data to GAAP – Three Months Ended December 31, 2005

•                  Selected Adjusted Consolidated Income Data to GAAP – Year Ended December 31, 2006

•                  Selected Adjusted Consolidated Income Data to GAAP – Year Ended December 31, 2005

•                  Return on Equity – Twelve months ended December 31, 2006

•                  Return on Equity – Twelve months ended December 31, 2005

•                  Ratio of Earnings to Fixed Charges

•      Debt to Total Capital at December 31, 2006

Ameriprise Financial, Inc.
Consolidated Income Statements Reconciled to Adjusted

	Year Ended December 31,		%	AMEX Assurance Year Ended December 31,	Adjusted Year Ended December 31,		%
(in millions, unaudited)	2006	2005	Change	2005	2006	2005	Change
Revenues
Management, financial advice and service fees	$2,965	$2,578	15%	$3	$2,965	$2,575	15%
Distribution fees	1,300	1,150	13	—	1,300	1,150	13
Net investment income	2,204	2,241	(2)	9	2,204	2,232	(1)
Premiums	932	979	(5)	127	932	852	9
Other revenues	739	536	38	(1)	739	537	38
Total revenues	8,140	7,484	9	138	8,140	7,346	11
Expenses
Compensation and benefits:
Field	1,765	1,515	17	37	1,765	1,478	19
Non-field	1,348	1,135	19	—	1,348	1,135	19
Total compensation and benefits	3,113	2,650	17	37	3,113	2,613	19
Interest credited to account values	1,264	1,310	(4)	—	1,264	1,310	(4)
Benefits, claims, losses and settlement expenses	930	880	6	(12)	930	892	4
Amortization of deferred acquisition costs	472	431	10	17	472	414	14
Interest and debt expense	116	73	59	—	116	73	59
Other expenses	1,087	1,102	(1)	14	1,087	1,088	—
Total expenses before separation costs	6,982	6,446	8	56	6,982	6,390	9
Income before income tax provision, discontinued operations and separation costs (1)	1,158	1,038	12	82	1,158	956	21
Income tax provision before tax benefit attributable to separation costs (1) (2)	292	289	1	26	292	263	11
Income before discontinued operations and separation costs (1)	866	749	16	$56	$866	$693	25%
Separation costs, after-tax (1)	235	191	23
Income before discontinued operations	631	558	13
Discontinued operations, net of tax	—	16	#
Net income	$631	$574	10%

Weighted average common shares outstanding:
Basic	246.5	247.1
Diluted	248.5	247.2

(1)	For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

(2)

The adjusted income tax provision before tax benefit attributable to separation costs represents the consolidated income tax provision (on consolidated income before discontinued operations) less the income tax provision for AMEX Assurance and the income tax benefit attributable to separation costs (calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any). The adjusted effective tax rate represents the ratio of the adjusted income tax provision before tax benefit attributable to separation costs divided by adjusted income (excluding AMEX Assurance) before income tax provision, discontinued operations and separation costs.

#	Variance of 100% or greater.

Asset Accumulation and Income Segment
Income Statements

	Year Ended December 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$2,706	$2,316	17%
Distribution fees	1,186	1,041	14
Net investment income	1,799	1,923	(6)
Other revenues	237	70	#
Total revenues	5,928	5,350	11

Expenses
Compensation and benefits - field	1,537	1,266	21
Interest credited to account values	1,119	1,164	(4)
Benefits, claims, losses and settlement expenses	41	52	(21)
Amortization of deferred acquisition costs	339	323	5
Interest and debt expense	15	—	—
Other expenses	1,986	1,829	9
Total expenses	5,037	4,634	9
Pretax segment income	$891	$716	24%

# Variance of 100% or greater.

Protection Segment
Income Statements Reconciled to Adjusted

	Year Ended December 31,		%	AMEX Assurance Year Ended December 31,	Adjusted Year Ended December 31,		%
(in millions, unaudited)	2006	2005	Change	2005	2006	2005	Change
Revenues
Management, financial advice and service fees	$80	$67	19%	$3	$80	$64	25%
Distribution fees	111	106	5	—	111	106	5
Net investment income	354	339	4	9	354	330	7
Premiums	955	1,001	(5)	127	955	874	9
Other revenues	469	435	8	(1)	469	436	8
Total revenues	1,969	1,948	1	138	1,969	1,810	9

Expenses
Compensation and benefits - field	88	115	(23)	37	88	78	13
Interest credited to account values	145	146	(1)	—	145	146	(1)
Benefits, claims, losses and settlement expenses	889	828	7	(12)	889	840	6
Amortization of deferred acquisition costs	133	108	23	17	133	91	46
Other expenses	291	298	(2)	14	291	284	2
Total expenses	1,546	1,495	3	56	1,546	1,439	7

Pretax segment income	$423	$453	(7)%	$82	$423	$371	14%

Corporate and Other and Eliminations Segment
Income Statements

	Year Ended December 31,		%
(in millions, unaudited)	2006	2005	Change
Revenues
Management, financial advice and service fees	$179	$195	(8)%
Distribution fees	3	3	—
Net investment income (loss)	51	(21)	#
Premiums	(23)	(22)	(5)
Other revenues	33	31	6
Total revenues	243	186	31

Expenses
Compensation and benefits - field	140	134	4
Interest and debt expense	101	73	38
Other expenses	158	110	44
Total expenses before separation costs	399	317	26
Pretax segment loss before separation costs	(156)	(131)	(19)
Separation costs, pretax	361	293	23
Pretax segment loss	$(517)	$(424)	(22)%

# Variance of 100% or greater.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended December 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$2,161	$—	$2,161	Total revenues

Total expenses before separation costs	1,835	123	1,958	Total expenses

Income before income tax provision and separation costs	326	(123)	203	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs (1)	75	(43)	32	Income tax provision

Income before separation costs	251

Separation costs, after-tax (1)	80

Net Income (GAAP measure)	$171		$171	Net Income

(1)	For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended December 31, 2005
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$1,869	$—	$1,869	Total revenues

Total expenses before separation costs	1,617	125	1,742	Total expenses

Income before income tax provision and separation costs	252	(125)	127	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs (1)	59	(43)	16	Income tax provision

Income before separation costs	193

Separation costs, after-tax (1)	82

Net Income (GAAP measure)	$111		$111	Net Income

(1)	For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Year Ended December 31, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$8,140	$—	$8,140	Total revenues

Total expenses before separation costs	6,982	361	7,343	Total expenses

Income before income tax provision, discontinued operations and separation costs	1,158	(361)	797	Income before income tax provision and discontinued operations

Income tax provision before tax benefit attributable to separation costs (1)	292	(126)	166	Income tax provision

Income before discontinued operations and separation costs	866

Separation costs, after-tax (1)	235

Income before discontinued operations (GAAP measure)	$631		$631	Income before discontinued operations

(1)	For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Year Ended December 31, 2005
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$7,484	$—	$7,484	Total revenues

Total expenses before separation costs	6,446	293	6,739	Total expenses

Income before income tax provision, discontinued operations and separation costs	1,038	(293)	745	Income before income tax provision and discontinued operations

Income tax provision before tax benefit attributable to separation costs (1)	289	(102)	187	Income tax provision

Income before discontinued operations and separation costs	749

Separation costs, after-tax (1)	191

Income before discontinued operations (GAAP measure)	$558		$558	Income before discontinued operations

(1)	For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.
Return on Equity Calculation for the 12 Months Ended December 31, 2006

	ROE excluding
	Discontinued
(in millions, unaudited)	Operations (1)	Adjustments	Adjusted ROE (2)

Return	$631	$235	$866

Equity	$7,588	(273)	$7,315

Return on Equity	8.3%		11.8%

Ameriprise Financial, Inc.
Return on Equity Calculation for the 12 Months Ended December 31, 2005

	ROE excluding
	Discontinued
(in millions, unaudited)	Operations (1)	Adjustments	Adjusted ROE (2)

Return	$558	$135	$693

Equity	$6,980	(168)	$6,812

Return on Equity	8.0%		10.2%

(1)

Return on equity calculated using the 12 month trailing income before discontinued operations in the numerator and the average of shareholders’ equity before the assets and liabilities of discontinued operations as of the last day of the preceding four quarters and the current quarter in the denominator.

(2)

Adjusted return on equity calculated using adjusted earnings (income before discontinued operations excluding non-recurring separation costs and AMEX Assurance) in the numerator, and equity excluding both the assets and liabilities of discontinued operations and equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Both return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.
Reconciliation Table: Ratio of Earnings to Fixed Charges

(in millions, unaudited)	Three Months Ended December 31, 2006

Ratio of Earnings to Fixed Charges(1)
Earnings	$244
Fixed charges	$41
Ratio of earnings to fixed charges	6.0x

Ratio of Earnings to Fixed Charges without interest expense on non-recourse debt(1)
Earnings	$244
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(4)

Total earnings	$240

Fixed charges	$41
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(4)
Total fixed charges	$37
Ratio of earnings to fixed charges without interest expense on non-recourse debt	6.5x

(1)

Ratio of Earnings to Fixed Charges is a ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, plus interest and debt expense, the interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of a Collatarized Debt Obligation consolidated in accordance with FIN 46(R).

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

December 31, 2006

(in millions, unaudited)	GAAP Measure	Non- recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit*	Debt Less Non- recourse with Equity Credit*

Debt	$2,225	$225	$2,000	$375	$1,625
Capital	$10,150	$225	$9,925		$9,925
Debt to Capital	21.9%		20.2%		16.4%

The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

# # #

© 2007 Ameriprise Financial, Inc. All rights reserved.